                            STOCK PURCHASE AGREEMENT


                                      AMONG


                        SITEBASE CLINICAL SYSTEMS, INC.,

                      RAYMOND A. KONISKY, KAREN A. KONISKY

                                       AND

                        PAREXEL INTERNATIONAL CORPORATION



                            Dated as of May 24, 1996

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I....................................................................1

DEFINITIONS..................................................................1
  1.01.  Definitions.........................................................1

ARTICLE II...................................................................4

PURCHASE AND SALE............................................................4
  2.01.  Purchase and Sale...................................................4
  2.02.  Closing.............................................................4
  2.03.  Certificates for Buyer Stock........................................4
  2.04.  Transfer Taxes......................................................5
  2.05.  Books and Records...................................................5
  2.06.  Resignations........................................................5
  2.07.  No Fractional Shares................................................5

ARTICLE III..................................................................5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS....................5
  3.01.  Corporate Existence and Power.......................................5
  3.02.  Corporate Authorization.............................................6
  3.03.  Governmental Authorization; Consents................................6
  3.04.  Non-Contravention...................................................6
  3.05.  Capitalization......................................................6
  3.06.  Subsidiaries........................................................7
  3.07.  Financial Statements................................................7
  3.08.  Absence of Certain Changes..........................................7
  3.09.  Property and Equipment..............................................9
  3.10.  No Undisclosed Material Liabilities.................................9
  3.11.  Litigation..........................................................9
  3.12.  Material Contracts..................................................9
  3.13.  Insurance Coverage.................................................11
  3.14.  Compliance with Laws; No Defaults..................................11
  3.15.  Finders, Fees......................................................11
  3.16.  Intellectual Property..............................................11
  3.17.  Inventories........................................................14
  3.18.  Receivables........................................................14
  3.19.  Taxes..............................................................14
  3.20.  Environmental Compliance...........................................15
  3.21.  Customers..........................................................16
  3.22.  Transactions with Affiliates.......................................16
  3.23.  Other Information..................................................16
  3.24.  Intercompany Arrangements..........................................16
  3.25.  Representations....................................................16

                                                                           PAGE
                                                                           ----

ARTICLE IV..................................................................16

ADDITIONAL REPRESENTATIONS OF SELLERS.......................................16
  4.01.  Title to and Validity of Shares....................................16
  4.02.  Authority..........................................................17
  4.03.  Purchase for Investment............................................17

ARTICLE V...................................................................17

REPRESENTATIONS AND WARRANTIES OF BUYER.....................................17
  5.01.  Organization and Existence.........................................17
  5.02.  Corporate Authorization............................................17
  5.03.  Governmental Authorization.........................................17
  5.04.  Non-Contravention..................................................18
  5.05.  Finders' Fees......................................................18
  5.06.  Litigation.........................................................18
  5.07.  Reports and Financial Statements...................................18

ARTICLE VI..................................................................18

COVENANTS OF THE COMPANY AND SELLERS........................................18
  6.01.  Conduct of the Company.............................................18
  6.02.  Access to Information..............................................19
  6.03.  Notices of Certain Events..........................................19
  6.04.  Resignations.......................................................20
  6.05.  Noncompetition.....................................................20
  6.06.  No Negotiations with Third Parties.................................21
  6.07.  Confidentiality....................................................21
  6.08.  Continuing Disclosure..............................................22
  6.09.  Affiliate Agreements...............................................22

ARTICLE VII.................................................................22

COVENANTS OF BUYER..........................................................22
  7.01.  Confidentiality....................................................22
  7.02.  Resale Registration Statement......................................23
  7.03.  Access.............................................................23
  7.05.  Annual Report on Form 10-K; Earnings Release.......................23
  7.05.  Affiliate Agreements...............................................23
  7.06.  Consents and Approvals.............................................24

ARTICLE VIII................................................................24

COVENANTS OF ALL PARTIES....................................................24
  8.01.  Best Efforts.......................................................24
  8.02.  Certain Filings....................................................24
  8.03.  Public Announcements...............................................24
  8.04.  Pooling............................................................24





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                                     -iii-

                                                                           PAGE
                                                                           ----

ARTICLE IX..................................................................24

EMPLOYEE BENEFITS...........................................................25
  9.01.  Employee Benefits Definitions......................................25
  9.02.  ERISA Representations..............................................25
  9.03.  No Third Party Beneficiaries.......................................26

ARTICLE X...................................................................26

CONDITIONS TO CLOSING.......................................................26
  10.01.  Conditions to the Obligations of Each Party.......................26
  10.02.  Conditions to Obligation of Buyer.................................26
  10.03.  Conditions to Obligation of Sellers...............................28

ARTICLE XI..................................................................29

SURVIVAL; INDEMNIFICATION...................................................29
  11.01.  Survival..........................................................29
  11.02.  Indemnification...................................................29
  11.03.  Procedures........................................................29
  11.04.  Holdback..........................................................30
  11.05.  Holdback Termination..............................................30

ARTICLE XII.................................................................30

TERMINATION.................................................................30
  12.01.  Grounds for Termination...........................................30
  12.02.  Effect of Termination.............................................31

ARTICLE XIII................................................................31

MISCELLANEOUS...............................................................31
  13.01.  Notices...........................................................31
  13.02.  Amendments; No Waivers............................................32
  13.03.  Expenses..........................................................33
  13.04.  Successors and Assigns............................................33
  13.05.  Further Assurances................................................33
  13.06.  Governing Law.....................................................33
  13.07.  Counterparts; Effectiveness.......................................33
  13.08.  Entire Agreement..................................................33
  13.09.  Captions..........................................................33
  13.10.  Jurisdiction......................................................34


Schedules
- ---------

Schedule 2.01  List of Stockholders
Schedule 3.03  Required Consents



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                                   -iv-


                                                                           PAGE
                                                                           ----
Schedule 3.04  Defaults
Schedule 3.07  Financial Statements
Schedule 3.08  Certain Changes
Schedule 3.10  Liabilities
Schedule 3.12  Material Contracts
Schedule 3.14  Permits
Schedule 3.16  Intellectual Property
Schedule 3.19  Taxes
Schedule 5.03  Governmental Authorization
Schedule 9.02  Employee Plans


Exhibits
- --------

Exhibit A      Registration Rights Agreement
Exhibit B      Letter Agreement between Buyer and Raymond A. Konisky
Exhibit C      Affiliate Agreement of Sitebase Affiliates
Exhibit D      Affiliate Agreement of PAREXEL Affiliates
Exhibit E      Opinion of Gordon & Wise

                            STOCK PURCHASE AGREEMENT


      AGREEMENT dated as of May 24, 1996 between and among Sitebase Clinical Systems, Inc., a Massachusetts corporation (the "COMPANY"); Raymond A. Konisky and Karen A. Konisky (collectively, the "SELLERS"); and PAREXEL International Corporation, a Massachusetts corporation ("BUYER").

                              W I T N E S S E T H :

      WHEREAS, Buyer desires to acquire from Sellers all of the outstanding shares of capital stock of the Company (the "SHARES"); and

      WHEREAS, each Seller desires to sell to Buyer all of the Shares owned by such Seller;

      NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

            "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

            "ANCILLARY AGREEMENTS" Means the Registration Rights Agreement attached hereto as EXHIBIT A, the Letter Agreement attached hereto as EXHIBIT B and the Affiliate Agreement attached hereto as EXHIBIT C.

            "BALANCE SHEET" means the balance sheet of the Company as of December 31, 1995 referred to in Section 3.07.

            "BALANCE SHEET DATE" means December 31, 1995.

            "BUYER" means PAREXEL International Corporation, a Massachusetts corporation.

            "BUYER STOCK" means the number of shares of Common Stock, $.01 par value per share, of Buyer as is determined by dividing $2,500,000 by the lesser of (i) the last reported sale price of Buyer's Common Stock on the Nasdaq National Market on the second business day preceding the Closing Date, or (ii) $50 (subject to appropriate adjustment in the event of a stock split or reverse stock split).

            "BUYER'S COUNSEL" means the law firm of Testa, Hurwitz & Thibeault, Boston, Massachusetts.

            "CLOSING DATE" means the date of the Closing.

            "COMPANY" means Sitebase Clinical Systems, Inc., a Massachusetts corporation.

            "CONVERSION RATIO" means Buyer Stock divided by the total number of Shares outstanding on the Closing Date.

            "INTELLECTUAL PROPERTY RIGHT" means any trademark, trade name, trade dress, service mark, service name, logo, and corporate name, registration thereof or application for registration therefor; invention, patent, patent application, patent disclosure and any related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patent, patent application, registration and application for registration; mask work and registration and application for registration thereof; computer software, data and documentation; trade secret, know-how, and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; copyright, copyright registration, application for copyright registration; or any other similar type of proprietary intellectual property right, (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) in each case which is owned or licensed by Seller or any Affiliate of Seller and used or held for use by the Company.

            "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

            "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

            "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between Sellers and Buyer in the form set forth in EXHIBIT A.

            "SELLERS" means the stockholders of the Company listed on the signature pages hereto.

            "SELLERS' COUNSEL" means the law firm of Gordon & Wise, Boston, Massachusetts.

            "SHARES" means all outstanding capital stock of the Company.

            "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

            (b) Each of the following terms is defined in the Section set forth opposite such term:

                             Term                Section
                             ----                -------

                      Affiliate Agreements          6.09
                      Benefit Arrangement           9.01
                      Business                      6.05
                      Buyer Affiliate               7.05
                      Buyer Group                  11.02
                      CERCLA                        3.22
                      Claims                       11.02
                      Closing                       2.02
                      Code                          3.19
                      Company Affiliate             6.09
                      Company Securities            3.05
                      Damages                      11.02
                      Employee Plans                9.01
                      Environmental Laws            3.22
                      Environmental Liabilities     3.22
                      ERISA                         9.01
                      Federal Taxes                 8.01
                      Final Determination           8.01
                      Financial Statements          3.07
                      Hazardous Substance           3.22
                      Holdback Shares              11.04
                      Indemnified Party            11.02
                      Indemnifying Party           11.02
                      Indemnities                  13.01
                      Loss                          8.10
                      Permit                        3.14
                      Purchase Price                2.01
                      Regulated Activity            3.22

                      Release                       3.22
                      Reports                       5.07
                      Return                        3.19
                      Returns                       3.19
                      Permit                        3.14
                      Tax                           3.19
                      Taxes                         3.19



                                   ARTICLE II

                                PURCHASE AND SALE

     2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, each Seller, severally but not jointly, shall sell to Buyer, and Buyer shall purchase from each such Seller, at the Closing, that number of Shares as is set forth opposite such Seller's name on SCHEDULE 2.01. The aggregate purchase price for each Seller, to be paid in shares of Buyer Stock, shall be equal to the number Shares owned by such Seller multiplied by the Conversion Ratio (such shares of Buyer Stock being referred to as the "PURCHASE PRICE"). The Purchase Price shall be paid as provided in Section 2.02.

     2.02. CLOSING. The closing (the "CLOSING") of the purchase and sale of the Shares hereunder shall take place at the offices of Buyer's Counsel in Boston, Massachusetts as soon as possible after satisfaction of the conditions set forth in Article X, but in no event later than 11:59 p.m., Boston time, on June 28, 1996, or at such other time or place as Buyer and Sellers may agree. At the Closing,

            (a) Buyer shall deliver to each Seller certificates for an aggregate of the number of shares of Buyer Stock, duly endorsed by the Buyer's transfer agent and registered in the names of such Seller, equal to the number of Shares held by such Seller (as set forth on SCHEDULE 2.01) multiplied by the Conversion Ratio (rounded in each case down the largest whole number of Buyer Shares pursuant to Section 2.07 below).

            (b) Each Seller shall deliver to Buyer certificates for the Shares owned by such Seller duly endorsed and signature guaranteed, accompanied by stock powers duly endorsed and signature guaranteed in blank, with any required transfer stamps affixed thereto.

            (c) The Company and Sellers shall deliver to Buyer revised schedules to this Agreement updating the information shown thereon to the Closing Date.

     2.03. CERTIFICATES FOR BUYER STOCK. Certificates for Buyer Stock. Each certificate for Buyer Stock issued to any Seller as part of the Purchase Price shall bear the following legend:

                  "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states or unless an exception from such registration is available."

2.04. TRANSFER TAXES. Buyer shall pay any and all sales, documentary, use, filing, transfer and other taxes payable as a result of the transfer of the Shares to the Buyer (including any such state taxes that may be imposed on the Company by reason of a deemed transfer of assets).

2.05. BOOKS AND RECORDS. On the Closing Date, Sellers shall deliver to Buyer, or its representatives, all minutes books, stock record books and corporate seals of the Company, and the original copies of all books of account, leases, other agreements, securities, customer lists, files and other documents, instruments and papers of any kind or nature belonging to or relating to the Company or its business.

2.06. RESIGNATIONS. The Company will deliver to Buyer the resignations of all officers and directors of the Company from their positions with the Company at or prior to the Closing Date, unless otherwise specified by Buyer.

2.07. NO FRACTIONAL SHARES. No certificates or scrip for fractional shares of Buyer Stock will be issued, no Buyer stock split or dividend shall be paid in respect of any fractional share interest, and no such fractional shares interest shall entitle the owner thereof to vote or to any rights of or as a stockholder of Buyer. In lieu of such fractional shares, any holder of shares of Common Stock of the Company who would otherwise be entitled to a fraction of a share of Buyer Stock (after aggregating all fractional shares of Buyer Stock to be received by such holder) will be paid the cash value of such fraction, which shall be equal to the fraction multiplied by the last sale price of Buyer's Common Stock on the Nasdaq National Market on the second business day preceding the Closing Date.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                             THE COMPANY AND SELLERS


      The Company and each Seller hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

      3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in the United States where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of the Company as currently in effect.

     3.02. CORPORATE AUTHORIZATION3. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.

      3.03. Governmental Authorization; Consents.
            ------------------------------------

            (a) The execution and delivery of this Agreement by Sellers, and the performance by the Company and Sellers of their obligations under this Agreement, require no action by or in respect of, or filing with, any governmental body, agency, official or authority or any other Person.

            (b) Except as set forth on SCHEDULE 3.03, no consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution and delivery of this Agreement by Sellers, the performance by the Company and Sellers of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

     3.04. NON-CONTRAVENTION. The execution and delivery of this Agreement by Sellers, the performance by the Company and Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (iii) except as set forth on SCHEDULE 3.04, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any permit held by the Company or (iv) assuming the receipt of all required consents result in the creation or imposition of any Lien on any asset of the Company.

     3.05. CAPITALIZATION. The authorized capital stock of the Company consists of 200,000 shares of common stock, no par value. As of the date hereof, there were outstanding 100 shares of common stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and are owned by Sellers as shown on SCHEDULE 2.01. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

     3.06. SUBSIDIARIES. The Company does not have and never has had any Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other person.

     3.07. FINANCIAL STATEMENTS. The Company has previously furnished Buyer with a true and complete copy of (i) the balance sheets of the Company as of December 31, 1993, 1994 and 1995 and the statements of operations of the Company for the respective fiscal years then ended (as included in the Company's federal Returns for each such period) (collectively, the "FINANCIAL STATEMENTS" which are attached hereto as SCHEDULE 3.07). To the Company's or Sellers' knowledge, each of the consolidated balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations of the Company for the periods therein set forth. To the Company's or Sellers' knowledge, the Financial Statements were prepared in accordance with the books and records of the Company and were prepared in accordance with the comprehensive basis of accounting for cash receipts and disbursements, consistently applied.

     3.08. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practices and, except as set forth on SCHEDULE 3.08, there has not been:

            (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

            (c)   any amendment of any outstanding security of the Company;

            (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

            (e) any creation or assumption by the Company of any Lien on any asset;

            (f) any making of any loan, advance or capital contributions to or investment in any Person;

            (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

            (h) except as set forth on SCHEDULE 3.08, any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

            (i) any change in any method of accounting or accounting practice by the Company;

            (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies or employment agreements or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company;

            (k) any change in the business or operations or in the manner of conducting the business or operations of the Company other than changes in ordinary course of business;

            (l) any mortgage, pledge or subjection of any properties or assets to any claim, Lien or liability, except claims, Liens or liabilities for taxes not yet due;

            (m) any write-down of the value of any inventory, or write-off of any notes or accounts receivable or any portion thereof as uncollectible, other than valuation reserves established for inventory and receivables;

            (n) any cancellation or release of any other debts or claims, or waivers of any rights;

            (o) except as set forth on SCHEDULE 3.08, any sale, transfer or conveyance of any property or assets, except in the ordinary course of business consistent with past practice;

            (p) any disposition of, or lapse, or other failure to preserve the exclusive rights of the Company to any Intellectual Property Right;

            (q) any payments, loans or advances of any amount to or in respect of, or sale, transfer or lease of any properties or assets to, or the entering into of any agreement, arrangement or transaction with, any Seller, any of the officers or director of the Company, any Affiliate or associate of any Seller, the Company or any officer or director of the Company, or any business or entity in which any Seller or the Company, or any Affiliate or associate of any such person, has any direct or material indirect interest, except for compensation to the officers and employees of the Company other than this Agreement;

            (r) any lease of real or personal property or any capital expenditures or commitments for additions to property, plant, equipment or capital assets; or

            (s) any agreement, whether in writing or otherwise, to take any action described in this Section 3.08.

     3.09. PROPERTY AND EQUIPMENT. The Company has good title to, or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such properties or assets is subject to any Liens, except Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet), Liens disclosed on the Balance Sheet or Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

     3.10. NO UNDISCLOSED MATERIAL LIABILITIES. To the Company's or Sellers' knowledge, except as set forth in SCHEDULE 3.10, there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

            (i) liabilities disclosed in any other Schedule hereto or provided for in the Balance Sheet; and

            (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company.

     3.11. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Sellers overtly threatened against or affecting, the Company or any of its properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

      3.12.  Material Contracts.
             ------------------

            (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in SCHEDULE 3.12 or any other Schedule hereto, the Company is not a party to or subject to:

            (i)   any lease providing for annual rentals of $15,000 or more;

            (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of $15,000 or more;

            (iii) any partnership, joint venture or other similar arrangement or agreement or any license agreement under which the Company is the licensee, or any agency, distributor, dealer, franchise, sales representative or other similar contract or commitment;

            (iv) except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of any asset, business, company or other entity or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, or agreement relating to the mortgaging, pledging or otherwise placing a lien on any assets of the Company or any guaranty of indebtedness or performance of others by the Company;

            (v) any contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

            (vi)  any guarantees;

            (vii) except as set forth on SCHEDULE 3.12, any contract for personal services or employment (including without limitation contracts with directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers);

            (viii) except as set forth on SCHEDULE 3.12, any agreement or arrangement providing for the sale of any of the assets, properties or rights of the Company (other than in the ordinary course of business) or for the grant of a preferential right to purchase any of the Company's assets, properties or rights or which required the consent of any third party to the transfer and assignment of any of its assets, properties or rights; and

            (ix) any other agreements, contracts, leases, licenses or commitments to which the Company is a party (or under which the Company may be obligated or which the Company or any of its rights, properties or assets may be subject or bound) and which is material to the financial condition, results of operations, business, property or prospects of the Company or is not made in the ordinary course of business that is material to the Company.

            (x) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $15,000;

            (b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company and is in full force and effect, and neither the Company, nor, to the knowledge of the Company and Sellers, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     3.13. INSURANCE COVERAGE. The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company.

      3.14. Compliance With Laws; No Defaults.
            ---------------------------------

            (a) The Company is not currently in violation of, and since January 1, 1995 has not violated, any applicable provisions of any laws, statutes, ordinances or regulations except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (b) SCHEDULE 3.14 correctly describes each license and permit (a "PERMIT") material to the business of the Company, together with the name of the governmental agency or entity issuing such license or permit. Such licenses and permits are valid and in full force in accordance with their terms and effect and none of such licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

            (c) The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company is a party or by which the Company or any material amount of its assets is bound or (ii) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

     3.15. FINDERS, FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

      3.16. Intellectual Property.
            ---------------------

            (a) SCHEDULE 3.16 includes a list of all Intellectual Property Rights specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

            (b) Except as set forth on SCHEDULE 3.16, no such Intellectual Property Rights have been registered with any governmental authority.

            (c) Except as set forth on SCHEDULE 3.16 and except for licenses to use the Company's products granted by the Company in the ordinary course of its business to third parties, the Company owns or has the exclusive right to use, sell, license or dispose of, and has the exclusive right to bring actions for the infringement of, all Intellectual Property Rights necessary or required for the conduct of its business as presently conducted.

            (d) The Company has licensed each of its products solely pursuant to executed license agreements substantially in the form attached to SCHEDULE 3.16.

            (e) The Company has no continuing support or maintenance obligations with regard to any of its products, except as disclosed on SCHEDULE 3.16.

            (f) The execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Right or in any way impair the right of the Company to sue, sell, license or dispose of, or to bring any action for other infringement of, any Intellectual Property Right or portion thereof.

            (g) Except as disclosed on SCHEDULE 3.16, there are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property Rights.

            (h) The Company's manufacture, marketing, license, sale or use of any product presently licensed or sold by the Company or proposed to be licensed or sold by the Company will not violate any license or agreement with any third party or (i) infringe any Intellectual Property Right (other than Intellectual Property Rights embodied in patents) of any other party or (ii) to the Company's or the Sellers' knowledge, infringe any Intellectual Property Rights embodied in any patent of any other party.

            (i) There is no pending or, to the knowledge of the Company and Sellers, threatened claim or litigation against the Company or Sellers, contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property Right nor, to the knowledge of the Company or Sellers, is there any basis that may reasonably be expected to give rise to any such claims, nor has either Sellers or the Company received any notice asserting that the proposed use, sale, license or disposition of any of the Company's products conflicts or will conflict with the rights of any other party, nor is there, to the knowledge of Sellers or the Company, any basis that may reasonably be expected to give rise to any such assertion.

            (j) The Company has not during the three years preceding the date of this Agreement been charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. Except as set forth on SCHEDULE 3.16, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

            (k) The Company and Sellers, without any independent investigation, have no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

            (l) None of the Intellectual Property Rights of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company, any employee of the Company or any Seller to any Person other than employees, representatives and agents of the Company who are parties to confidentiality agreements with the Company.

            (m) To the knowledge of the Company and Sellers, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Company with respect to (i) the continued employment by, or association with, the Company of any of the present officers, employees of or consultants to the Company or (ii) the use by the Company or any of such Persons in connection with their activities for or on behalf of the Company of any information which the Company or any of such Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

            (n) None of the former or present employees, officers, directors, consultants or contractors of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any of the Intellectual Property Rights which the Company is currently using or the use of which is necessary for the business of the Company as presently conducted or as proposed to be conducted. To the knowledge of the Company and Sellers, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the

Company or any other party because of the nature of the business conducted or to be conducted by the Company. No person has any so-called "moral rights," including any right to identification of authorship, rights of approval of modifications or limitations on subsequent modifications, in or to any of the Intellectual Property Rights owned by the Company. Nothing prohibits the Company from (i) modifying, changing, altering, adapting, revising, translating, adding to or subtracting from any of the Intellectual Property Rights owned by the Company, (ii) doing any of the foregoing without obligation to name the author of any of the Intellectual Property Rights owned by the Company or to give credit to any person in connection therewith or (iii) leasing, licensing, distributing or marketing any of the Intellectual Property Rights owned by the Company without the consent of any person.

     3.17. INVENTORIES. The Company has no inventories.

     3.18. RECEIVABLES. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable of the Company at the Closing Date will be, valid, genuine and fully collectible (using commercially reasonable collection efforts) within ninety (90) days in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables of the Company at the Balance Sheet Date have been included in the Balance Sheet.

      3.19. Taxes.
            -----

            (a) The term "TAXES" as used herein means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, or other Taxes, fees, assessments or other charges of any kind whatever, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing taxes. The term "RETURNS" as used herein, means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and "RETURN" means any one of the foregoing Returns. The term "CODE" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or the Treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

            (b) The Company has filed all Returns required to be filed by the due date for such Return and has paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which the Company is obligated to withhold for amounts owing to employees, creditors and third parties. All Returns have been filed completely and correctly. All Taxes with respect to which the Company has become obligated pursuant to elections made by it in accordance with generally accepted practice have been paid and adequate reserves have been established for all Taxes accrued but not yet payable. The Company has not received and Sellers have not received any written notices or inquiries from any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to any of the Returns have been given by or requested from the Company. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the financial statements of the Company. There are no liens for Taxes (other than for current taxes not yet due and payable) upon the assets of the Company. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the financial statements of the Company, or are set forth on SCHEDULE 3.19. The Company has not agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

            (c) Neither the Company nor any Seller has ever filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. The Company and Sellers made a valid election for the Company to be treated as an "S corporation", as that term is defined in Section 1361(a) of the Code. The Company has been an S corporation since inception through the date hereof. Neither the Company nor any Seller has taken any action that would result in the termination of the S corporation status of the Company, other than pursuant to this Agreement.

            (d) Sellers have timely filed all Returns with respect to Taxes required to be paid by them attributable to items of income, gain, deductions, losses and credits of the Company, and have timely paid all such Taxes (whether or not shown on such Returns). There has not been any audit of any Return filed by a Seller with respect to, or which may relate to, items of income, gain, deduction, loss or credit of the Company; and no such audit of any Seller is in progress and such Sellers have not received notice from any Tax authority that any such audit is contemplated or pending.

      3.20.  Environmental Compliance.
             ------------------------

            (i) Sellers and the Company have complied with all federal, state and local laws (including without limitation case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws");

            (ii) neither Sellers nor the Company have handled, generated, used, stored, transported or disposed of any substance or waste which is regulated by Environmental Laws, except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; and

            (iii) there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental Liabilities" are any liabilities which (y) arise out of or in any way relate to the Company or any real estate at any time owned, used or leased by the Company, or the Company's or Sellers' use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (z) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

     3.21. CUSTOMERS. The Company and Sellers have not received notice from or otherwise have knowledge that any group of customers who are under common ownership or control and who accounted as a group for a material percentage of the aggregate products and services furnished by the Company during the past 18 months has stopped or intends to stop purchasing the Company's products or services.

     3.22. TRANSACTIONS WITH AFFILIATES. There are no loans, leases, royalty agreements or other continuing transactions between the Company and any Seller, any Affiliate of any Seller, or any member of any Seller's family. To the knowledge of the Company and Sellers, none of the officers or directors of the Company or Sellers (a) has any material direct or indirect interest in any entity which does business with the Company; (b) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business; or (c) has any contractual relationship with the Company other than such relationships which occur from being an officer, director or stockholder of the Company.

     3.23. OTHER INFORMATION. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     3.24. INTERCOMPANY ARRANGEMENTS. The Company does not own any note, bond, debenture or other indebtedness, or is otherwise a creditor, of any Seller or any of its Affiliates. Since the Balance Sheet Date there has not been any payment by the Company to Seller or any of its Affiliates, charge by Seller or any of its Affiliates to the Company or other transaction between the Company and Seller and any of its Affiliates, except in any such case in the ordinary course of business of the Company consistent with past practice.

     3.25. REPRESENTATIONS. The joint representations and warranties of the Company and Sellers contained in this Agreement, disregarding all individual qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                              ARTICLE IVARTICLE IV

                           ADDITIONAL REPRESENTATIONS
                            AND WARRANTIES OF SELLERS

      Each Seller, severally but not jointly, represents and warrants to, and agrees with, Buyer as follows:

     4.01.TITLE TO AND VALIDITY OF SHARES. Such Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Shares designated as owned by such Seller opposite such Seller's name on SCHEDULE 2.01, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Shares free and clear of any Lien. All Shares owned by such Seller have been duly authorized and validly issued and are fully paid and non-assessable. All Shares to be sold by such Seller are registered in the name of such Seller.

     4.02. AUTHORITY. Such Seller has the legal power, right and authority to enter into and perform this Agreement, and to perform each of his or her obligations hereunder. The execution, delivery and performance of this Agreement by such Seller does not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms.

     4.03. PURCHASE FOR INVESTMENT. Each Seller is acquiring the shares of Buyer Stock for investment for his or her own account and not with a view to, or for sale in connection with, any distribution thereof. Each Seller agrees that the shares of Buyer Stock acquired by such Seller may not be sold, transferred or otherwise disposed of unless such shares are registered with the Securities and Exchange Commission and the securities regulatory authorities of certain states or unless an exemption from such registration is available.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to the Company and Sellers that:

     5.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Buyer has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of Buyer as currently in effect.

     5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

     5.03. GOVERNMENTAL AUTHORIZATION. Except as set forth on SCHEDULE 5.03, the execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority. Except as set forth on

SCHEDULE 5.03, no consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which Buyer is party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

     5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in SCHEDULE 5.03, contravene or conflict with any material provision of any material law, regulation, judgment, injunction, order or decree binding upon Buyer; (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any material benefit to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or any material permit held by Buyer or (iv) assuming the receipt of all required consents or approvals in SCHEDULE 5.03, result in the creation or imposition of any material Lien on any material asset of Buyer.

     5.05. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company, any Seller or any or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

     5.06. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer overtly threatened against, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     5.07. REPORTS AND FINANCIAL STATEMENTS. Buyer has previously furnished to the Company and the Sellers copies of its (i) Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; (ii) Prospectus dated March 1, 1996; and
(iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (collectively, the "REPORTS"). No Report contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND SELLERS

      The Company and each Seller agree that:

     6.01. CONDUCT OF THE COMPANY. From the date hereof until the Closing Date, Sellers shall cause the Company to conduct its business in the ordinary course consistent with past practices and to use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Sellers will not permit the Company to:

            (a) adopt or propose any change in its corporate charter or by laws;

            (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

            (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and
(ii) in the ordinary course consistent with past practices;

            (d) effect any direct or indirect redemption, purchase or other acquisition of any Company Securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company Securities, except that Sellers may continue to receive monthly distributions in the ordinary course consistent with past practices, not to exceed an aggregate of $155,000 between March 29, 1996 and the Closing Date, so long as Sellers give Buyer five (5) business day's notice of a distribution and, after such distribution, the Company retains adequate cash and accounts receivable to fund its business operations beyond the Closing Date, in the ordinary course consistent with past practices, without cash advances from Buyer;

            (e)   issue any Securities; or

            (f)   agree or commit to do any of the foregoing.

     6.02. ACCESS TO INFORMATION. From the date hereof until the Closing Date, the Company (a) will give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of the Company (b) will furnish, and will cause the Company to furnish Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company, and reasonably available to the Company or Sellers, as such Persons may reasonably request and (c) will instruct the employees, counsel and financial advisors of the Company to cooperate with Buyer in its investigation of the Company.

     6.03. Notices of Certain Events. The Company will promptly notify Buyer of:
           -------------------------

            (a) any notice or other communication received by Sellers or the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication received by Sellers or the Company from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

            (c) any actions, suits, claims, investigations or proceedings commenced or, to Sellers' or the Company's knowledge overtly threatened against, relating to, involving or otherwise affecting Sellers or the Company disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement.

     6.04. RESIGNATIONS. The Company will deliver to Buyer the resignations of all officers and directors of the Company from their positions with the Company at or prior to the Closing Date, unless otherwise specified by Buyer.

      6.05. Noncompetition.
            --------------

            (a) Ms. Konisky agrees that for a period of five (5) full years from the Closing Date, she, nor any of her Affiliates, shall:

            (i) engage, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, unpaid volunteer or stockholder of any company or business, in any business activity which is in competition with any of the products or services developed, marketed, licensed, distributed, planned, sold or otherwise provided by the Company (the "BUSINESS") as it exists on the Closing Date. Notwithstanding the foregoing, it is understood and agreed that Ms. Konisky may engage in the business activities of clinical research monitoring, clinical research managing, clinical research data review, clinical research training and professional education instruction and clinical research regulatory audits. In addition, the ownership by Ms. Konisky of not more than one percent of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on Nasdaq shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

            (ii) solicit, divert or take away, directly or indirectly, whether alone or as a sole proprietor, partner, officer, director, consultant, employee, joint venturer, agent, representative, unpaid volunteer or independent contractor, whether for her own interest or for the interest of any other person or entity, customers or business of the Company existing on the Closing Date or, directly or indirectly, whether for her own interest or for the interest of any other person or entity, solicit, receive or accept the performance of services by, or discuss with any current employee of the Company the employment of such Person by, any company, business organization or any other entity, subsidiary or affiliate thereof that develops, licenses, produces or manufactures any product or provides services that compete with those developed, produced, licensed, manufactured or marketed by the Company on the Closing Date.

            (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Sellers acknowledge that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Sellers agree that Buyer shall be entitled to injunctive relief requiring specific performance by Sellers of this Section, and Sellers consent to the entry thereof.

     6.06. NO NEGOTIATIONS WITH THIRD PARTIES. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated, the Company and each Seller agrees not to, directly or indirectly, through any agent, representative, stockholder or otherwise, (a) solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to an investment in the Company or the acquisition of the Company, its capital stock, its assets or its business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination; (b) disclose to any third party any non-published information concerning the Company, its business or financial condition in connection with an acquisition or investment in the Company; or (c) withdraw its intention to engage in a transaction with Buyer. If the Company, any Seller, or any of the Company's employees, stockholders, agents or representatives receives any unsolicited inquiry (however preliminary), offer or proposal, the Company and the Sellers shall promptly notify Buyer and promptly provide, or cause its employees, stockholders, agents or representatives to promptly provide, a copy of any written letter or other material constituting or accompanying such inquiry, offer or proposal to Buyer.

     6.07. CONFIDENTIALITY. Sellers and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Sellers or their Affiliates in connection with the transactions contemplated by this Agreement, and (after the Closing Date) all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of Sellers or (iii) later lawfully acquired by Sellers from sources other than the Company or Buyer; PROVIDED that Sellers may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially. The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Sellers and their Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Sellers or their Affiliates or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

     6.08. CONTINUING DISCLOSURE. Until the Closing, the Company and Sellers shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the Company or a Seller. The delivery of any such notice shall not affect Buyer's remedies hereunder.

     6.09. AFFILIATE AGREEMENTS. The Company shall deliver to Buyer on or prior to the date of this Agreement a letter from Seller's Counsel, satisfactory in form and substance to Buyer's Counsel, which, based upon discussion with the Company and such inquiries as such firm deems necessary, shall identify all persons who, at the date of this Agreement, such firm believes may be deemed to be "affiliates" of the Company as such term is used in and for the purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission, and defined in Rule 144(a)(1) of the Securities Act of 1933, as amended, and who will become the beneficial owners of shares of Buyer Stock pursuant to the transactions contemplated by this Agreement (each such person being referred to as a "COMPANY AFFILIATE"). The Company shall deliver to Buyer on or prior to the Closing Date a letter from Seller's Counsel, satisfactory in form and substance to Buyer's Counsel, which shall identify all Company Affiliates as of the Closing Date. The Company shall use its best efforts to cause each of the Company Affiliates to execute and deliver to Buyer
(i) on the date of this Agreement and (ii) on the Closing Date, a written agreement (the "AFFILIATE AGREEMENT") satisfactory to Buyer and substantially in the form of EXHIBIT C hereto, including provisions indicating that such Company Affiliate (i) has not offered to sell, sold or otherwise disposed of any Shares in the 30 day period prior to the date hereof, (ii) will not offer to sell, sell or otherwise dispose of any Shares from the date hereof through the Closing Date, (iii) will not offer to sell, sell or otherwise dispose of any shares of Buyer Stock, except pursuant to an effective registration statement or in compliance with an available exemption from the registration requirements of the Securities Act (for which such Seller shall provide Buyer with an opinion of counsel satisfactory to Buyer that the securities being sold thereby may be publicly sold without registration under the Securities Act), and (iv) will not offer to sell, sell or otherwise dispose of any shares of Buyer Stock until Buyer shall have publicly released financial results covering a period of at least 30 days of combined operations of Buyer and the Company.

                                   ARTICLE VII

                               COVENANTS OF BUYER

      Buyer agrees that:

     7.01. CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company; PROVIDED that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if the exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from a Seller or the Company in connection with this Agreement that are subject to such confidence.

     7.02. RESALE REGISTRATION STATEMENT. Buyer agrees to cause a registration statement under the Securities Act on an appropriate form relating to the resale of the Shares to be filed pursuant to the Registration Rights Agreement on or prior to the Closing Date and agrees to use commercially reasonable efforts to have such registration statement declared effective as soon after the Closing as practicable; provided, however, that Buyer shall not be required to take any action to cause such registration statement to be declared effective by the Securities and Exchange Commission at any time prior to the publication by Buyer of financial results including at least thirty (30) days' post-closing combined operating results of Buyer and the Company.

     7.03. ACCESS. After the Closing Date, Buyer agrees to give Sellers reasonable access to the books and records provided by Sellers to Buyer pursuant to Section 2.05 hereof to enable Sellers to make required filings with, and respond to any inquiries from, state or federal tax or other regulatory authorities.

     7.04. ANNUAL REPORT ON FORM 10-K; EARNINGS RELEASE. Buyer agrees to file in a timely manner all reports and other documents required of the Company under the Securities Exchange Act of 1934, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended June 30, 1996. In addition, Buyer agrees to publish post-closing combined results of operations of the Company and Buyer for the period July 1, 1996 through July 31, 1996 as soon as practicable after July 31, 1996 and in any event not later than Buyer publishes results of operations of Buyer for the fiscal year ended June 30, 1996.

     7.05. AFFILIATE AGREEMENTS. Buyer shall use its best efforts to cause each person who, at the date of this Agreement, Buyer believes may be deemed to be "affiliates" of Buyer as such term is used in and for the purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission, and defined in Rule 144(a)(1) of the Securities Act of 1933, as amended (each, a "Buyer Affiliate"), to execute and deliver (i) on the date of this Agreement and (ii) on the Closing Date, an Affiliate Agreement substantially in the form of EXHIBIT C hereto.

     7.06. CONSENTS AND APPROVALS. Buyer agrees to obtain the consents and approvals set forth on SCHEDULE 5.03 prior to the Closing.

                                  ARTICLE VIII

                            COVENANTS OF ALL PARTIES

      The parties hereto agree that:

     8.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     8.02. CERTAIN FILINGS. The Company, Sellers and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     8.03. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     8.04. POOLING. Sellers, the Company and the Buyer shall use commercially reasonable efforts and shall cooperate fully to allow the transactions contemplated by this Agreement to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles which shall be acceptable to the U.S. Securities and Exchange Commission.

                                   ARTICLE IX

                                EMPLOYEE BENEFITS

     9.01. EMPLOYEE BENEFITS. DEFINITIONS. The following terms, as used herein, having the following meanings:

      "BENEFIT ARRANGEMENT" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Sellers or any of their Affiliates and (iii) covers any employee or former employee of the Company.

      "EMPLOYEE PLANS" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

      "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     9.02. ERISA REPRESENTATIONS. The Company and each Seller, jointly and severally, hereby represent and warrant to Buyer that:

            (a) SCHEDULE 9.02 lists each Employee Plan that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan, the Company has provided the most recently filed Form 5500 and an accurate summary description of such plan. The Company has provided Buyer with complete age, salary, service and related data as of the most recent practicable date for employees of the Company.

            (b) SCHEDULE 9.02 also includes a list of each Benefit Arrangement which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to by Sellers and (iii) covers any employee or former employee of the Company. Copies or descriptions of all Benefit Arrangements have been made available or furnished previously to Buyer.

            (c) No Employee Plan is a Multiemployer Plan (as defined in ERISA) and no Employee Plan is a pension plan that is subject to Title IV of ERISA. The Company has not incurred any liability under Title IV or ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

            (d) Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

            (e) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect.

            (f) No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

     9.03. NO THIRD PARTY BENEFICIARIES. No provision of this Article IX shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.


                                    ARTICLE X

                              CONDITIONS TO CLOSING

     10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, the Company and Sellers to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

            (a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

            (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

     10.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

            (a)(i) the Company and each Seller shall have performed in all material respects all of his, her or its obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company and each Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Company or a Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by (A) the President of the Company and (B) each Seller to the foregoing effect.

            (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

            (c) Buyer shall have received an opinion of Sellers' Counsel, dated the Closing Date, as to the matters set forth on EXHIBIT E.

            (d) Each of the Sellers and the Company, shall have executed and delivered each of the Ancillary Agreements to be entered into by them or it at the Closing, in each case substantially in the form attached as an exhibit to this Agreement.

            (e) Buyer shall have received all other closing documents specified in Section 2.02 of this Agreement and all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

            (f) Price Waterhouse LLP shall have delivered to Buyer its written opinion that it has no basis for believing that the transactions contemplated by this Agreement shall not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles, and Buyer shall have no reason to believe that such accounting treatment will not be accepted by the Securities and Exchange Commission.

            (g) The Company shall deliver to Buyer a properly executed statement in a form reasonably requested by Buyer for purposes of satisfying Buyer's obligations under Treasury Regulation [Sections]1.1445-2(c)(3).

            (h) Buyer shall have received, on the third business day prior to the Closing Date, a statement from the Company, certified by the principal accounting officer of the Company, setting forth the "working capital" of the Company on such date and the components thereof. Such working capital shall be at least $50,000. For the purposes of this Section 10.02(i), "working capital" shall be understood to mean the Company's cash and cash equivalents (on hand or in bank accounts), plus accounts receivable (net of any allowance for doubtful accounts), minus trade payables, all as determined as of the close of business on the fourth business day prior to the Closing Date.

            (i) Buyer shall have received evidence satisfactory to it of Sellers' payment of all costs and expenses incurred by the Company in connection with this Agreement, other than up to an aggregate of $15,000 of legal fees and disbursements of Sellers' Counsel.

            (j) Buyer shall have obtained key man life insurance on the life of Raymond A. Konisky in the amount of $2,500,000.

            (k) Buyer shall have received a written waiver of notice of issuance from William Blair & Company LLC under the provisions of that certain Underwriting Agreement dated as of February 29, 1996 between Buyer and the other parties named therein.

     10.03. CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and
(iii) Sellers shall have received a certificate signed by the Chief Financial Officer of Buyer to the foregoing effect.

            (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

            (c) Sellers shall have received an opinion of Buyer's Counsel, dated the Closing Date, to the effect specified in Sections 5.01 through 5.04 and 5.06 and with respect to such other matters as Sellers shall reasonably request. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than the Commonwealth of Massachusetts or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Seller, copies of which shall be contemporaneously delivered to Seller, and as to matters of fact, upon certificates of officers of Buyer.

            (d) Buyer shall have executed and delivered each of the Ancillary Agreements to be entered into by it at the Closing, in each case substantially in the form attached as an exhibit to this Agreement.

            (e) Buyer shall have caused a registration statement under the Securities Act on an appropriate form relating to the resale of the Shares to be filed pursuant to the Registration Rights Agreement.

            (f) Sellers shall have received all items specified in Section 2.02 of this Agreement and all other closing documents that they may reasonably request, all in form and substance reasonably satisfactory to them.


                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION


     11.01. SURVIVAL. The covenants contained in this Agreement shall survive the Closing and continue until the date set forth in each such covenant. The agreements, representations and warranties contained in this Agreement shall survive the Closing until the earlier of (i) the delivery by Price Waterhouse LLP of its report on Buyer's financial statements for the fiscal year ended June 30, 1996, or (ii) September 30, 1996.

      11.02. INDEMNIFICATION

         (a) Each Seller hereby indemnifies Buyer, its subsidiaries and its directors, officers, agents and affiliates and, effective at the Closing, without duplication, the Company (collectively, the "BUYER GROUP") against and agrees to defend and hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("DAMAGES") incurred or suffered by Buyer or the Company arising out of (i) any inaccuracy in or breach or alleged breach of any agreement, representation or warranty of any Seller contained in or made pursuant to this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith, (ii) any failure by Sellers or the Company to perform any of their obligations or covenants as set forth in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith and (iii) any and all actions, suits, litigation, arbitrations, proceedings, investigations or claims arising out of any of the foregoing and based on facts that have occurred on or prior to the Closing Date even though such action, suit, litigation, arbitration, proceeding, investigation or claim may not be filed or come to light until after the Closing Date (collectively, the "CLAIMS"); provided that (i) Sellers shall not be liable under this Section 11.02(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.02(a) exceeds $25,000, and then only to the extent of such excess.

         (b) Sellers shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification by any Seller or Sellers under this Section 11.02 if the transactions contemplated by this Agreement are consummated.

     11.03. PROCEDURES. The party seeking indemnification under Section 11.02 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any third party suit, action or proceeding at its own expense. The

Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

     11.04. HOLDBACK. At the Closing, each Seller shall be deemed to have directed Buyer to withhold from delivery ten percent (10%) of the shares of Buyer Stock issued to such Seller. The shares of Buyer Stock withheld are herein referred to as the "HOLDBACK SHARES." The Holdback Shares shall be issued to Sellers but held in escrow by Buyer subject to the terms and conditions hereinafter set forth. Holdback Shares shall be considered issued and outstanding shares of capital stock of Buyer and each Seller shall be entitled to vote such shares and receive any and all dividends or distributions payable with respect to such shares.

     11.05. HOLDBACK TERMINATION. The Holdback Shares shall be distributed to Sellers as follows:

         (a) Promptly after the earlier to occur of (i) the delivery by Price Waterhouse LLP of its report on Buyer's financial statements for the fiscal year ended June 30, 1996, or (ii) September 30, 1996, the Holdback Shares shall be distributed to the Sellers, except that the portion of the Holdback Shares having a fair market value as of the Closing Date most nearly equal to the Damages incurred by the Buyer as to which a Claim shall have been previously and duly delivered to Sellers, shall continue to be withheld in escrow. The amount of such Damages shall be based upon a written certification of the Chief Executive Officer of Buyer to Sellers as to the amount of Damages incurred, together with supporting documentation. If Sellers disagree with the amount of Damages set forth in such certificate, and if Sellers and Buyer cannot reach a mutually satisfactory understanding with regard to the amount of Damages within five (5) business days after delivery of the certificate to Sellers, the matter shall be promptly submitted to binding arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association. The balance of the Holdback Shares not so withheld shall be distributed to Sellers.

         (b) The Holdback Shares not so distributed to Sellers pursuant to subsection 11.05(a) shall be retained by Buyer in escrow until such pending Claims are resolved; provided, however, that upon the disposition of any such Claim prior to the disposition of all such Claims, Buyer shall distribute to Sellers that amount of the Holdback Shares having a value as of the Closing Date in excess of 100% of the aggregate amounts of the remaining Damages incurred as determined above.

                                   ARTICLE XII

                                  TERMINATION

     12.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (i)   by written agreement of Sellers and Buyer;

            (ii) by either Sellers or Buyer if the Closing shall not have been consummated on or before 11:59 p.m., Boston time, on June 28, 1996; or

            (iii) by either Sellers or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

      The party desiring to terminate this Agreement pursuant to clauses (ii) or
(iii) shall give notice of such termination to the other parties.

     12.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; PROVIDED that if such termination shall result from the willful failure of any party to use good faith efforts to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 7.01 and 12.03 shall survive any termination hereof pursuant to Section 12.01.


                                  ARTICLE XIII

                                  MISCELLANEOUS

     13.01. NOTICES. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, postage prepaid,
(b) sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

            if to Buyer, to:

                  PAREXEL International Corporation
                  195 West Street
                  Waltham, MA 02154
                  Attn:  William T. Sobo, Jr.

            with a copy to:

                  William J. Schnoor, Jr.
                  Testa, Hurwitz & Thibeault, LLP
                  High Street Tower
                  125 High Street
                  Boston, MA 02110
                  Telecopy: (617) 248-7100

            if to the Company, to:

                  Sitebase Clinical Systems, Inc.
                  100 Conifer Hill Drive, Suite 511
                  Danvers, MA 01923
                  Telecopy:  (508) 774-4655

            with a copy to:

                  Richard L. Wise
                  Gordon & Wise
                  101 Federal Street
                  Boston, MA 02110
                  Telecopy:  (617) 542-0100

            if to a Seller:

            at his address shown in
            SCHEDULE 2.01

      Notices shall be deemed duly delivered three business days after being sent by first class mail, postage prepaid, or one business day after being sent via a reputable nationwide express mail service. Notices delivered via any other means shall be deemed duly delivered upon actual receipt by the individual for whom such notice is intended. Any notice sent to a party hereto shall be sent simultaneously, by the same means, to such party's counsel, as set forth above.

      13.02. AMENDMENTS; NO WAIVERS.

            (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed by Buyer, the Company and Sellers. Notwithstanding the foregoing, consummation of the transactions contemplated hereby shall be deemed to waive all conditions to the obligations of the Sellers and the Company (other than the condition set forth in Section 10.03(a)(ii)), on the one hand, and Buyer (other than the condition set forth in Section 10.02(a)(ii)), on the other hand, as of the Closing. Any amendment, waiver or action of Sellers hereunder must be taken by all Sellers.

            (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     13.03. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that if the Closing shall occur all such costs and expenses incurred by the Company, other than up to an aggregate of $15,000 in legal fees and expenses incurred by Sellers' Counsel, shall be paid or reimbursed by Sellers.

     13.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

     13.05. FURTHER ASSURANCES. From time to time after the Closing, at the request of Buyer and without further consideration, Sellers will execute and deliver to Buyer such other documents, and take such other action, at Buyer's cost and expense, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.

     13.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such state.

     13.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     13.08. ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     13.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     13.10. JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                  PAREXEL INTERNATIONAL CORPORATION


                                  By: /s/ Josef H. von Rickenbach
                                      ----------------------------------------
                                  Name: Josef H. von Rickenbach
                                        --------------------------------------
                                  Title: Chairman and Chief Executive Officer
                                         -------------------------------------


                                  SITEBASE CLINICAL SYSTEMS, INC.


                                  By: /s/ Raymond A. Konisky
                                      ----------------------------------------
                                      Raymond A. Konisky
                                  Name:  Raymond A. Konisky
                                         -------------------------------------
                                  Title: President
                                         -------------------------------------


                                  By: /s/ Karen A. Konisky
                                      ----------------------------------------
                                      Karen A. Konisky